Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Statements”) included herein present the unaudited pro forma condensed combined balance sheet (“Unaudited Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations (“Unaudited Pro Forma Statement of Operations”) based upon the combined audited and unaudited historical financial statements of Eldorado Resorts, Inc. (“ERI” or the “Company”) and Caesars Entertainment Corporation (“CEC”), after giving effect to the Merger (as defined herein), the VICI Transactions (as defined herein), ERI Dispositions (as defined herein), Rio Disposition (as defined herein) (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

Basis for Historical Information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Statement of Operations also do not reflect any potential divestitures that may occur prior to, or subsequent to, the consummation of the Merger (other than those expressly described above), cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions, nor does it include any costs associated with restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Merger of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

The Merger

On July 20, 2020, ERI completed its acquisition of CEC pursuant to the Agreement and Plan of Merger dated June 24, 2019 (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, the “Merger Agreement”) with CEC and Colt Merger Sub, Inc. (the “Escrow Issuer”), pursuant to which the Escrow Issuer merged with and into CEC, with CEC continuing as the surviving corporation and a direct wholly owned subsidiary of ERI (the “Merger”). At the Effective Time, CEC changed its name to Caesars Holding, Inc. Promptly after the Effective Time, the Company converted to a Delaware corporation and changed its name to Caesars Entertainment, Inc. In addition, effective as of July 21, 2020, the Company’s ticker symbol on the NASDAQ Stock Market changed from “ERI” to “CZR”. Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by ERI in respect of outstanding shares of common stock, par value $0.01 per share, of CEC (the “Caesars Common Stock”) was (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger, multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) and (b) a number of shares of common stock, par value $0.00001 per share, of ERI (“ERI Common Stock”) equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Stock Consideration”).

As a result of the Merger, each share of Caesars Common Stock converted into the right to receive, at the election of the holders of such shares and subject to the proration procedures described in the Merger Agreement, approximately $12.41 in cash (the “Cash Election Consideration”) or approximately 0.3085 shares of ERI Common Stock with a value equal to approximately $12.41 (based on the volume weighted average price per share of ERI Common Stock for the 10 trading days ending on July 16, 2020) (the “Stock Election Consideration”).

On July 20, 2020, ERI, CEC and Delaware Trust Company, as trustee (the “Convertible Notes Trustee”), entered into the Second Supplemental Indenture, dated as of July 20, 2020 (the “Second Supplemental Indenture”), to the indenture, dated as of

October 6, 2017 (the “Base Indenture”), as amended by that certain First Supplemental Indenture, dated as of November 27, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Convertible Notes Indenture”), by and between CEC and the Convertible Notes Trustee, relating to CEC’s 5.00% Convertible Senior Notes due 2024 (the “Convertible Notes”).

As a result of the Merger, and pursuant to the Second Supplemental Indenture, the Convertible Notes are no longer convertible into shares of Caesars Common Stock. Instead, for each share of Caesars Common Stock into which such Convertible Notes were convertible immediately prior to the Merger, such Convertible Notes will be convertible into the weighted average per share of Caesars Common Stock of the amount of cash and number of shares of ERI Common Stock received as consideration in the Merger by holders of Caesars Common Stock that affirmatively made an election with respect to the Cash Election Consideration or the Stock Election Consideration.

As of August 18, 2020, 43.6% or $487.4 million aggregate principal amount of the outstanding Convertible Notes have been canceled or converted. For the purposes of these Unaudited Pro Forma Financial Statements, the Company assumes that all of the outstanding Convertible Notes as of the closing of the Merger were converted into cash and shares of ERI Common Stock pursuant to their terms.

Following the consummation of the ERI Common Stock Offering (as defined herein) and the Merger, the ERI stockholders, on the one hand, and former CEC stockholders and holders the Convertible Notes, on the other hand, hold approximately 56% and 44%, respectively, of the outstanding shares of ERI Common Stock.

Pursuant to the Merger Agreement, the outstanding equity awards of CEC were generally treated as follows:

Stock options: Each vested CEC stock option that has a per share exercise price less than the Cash Election Consideration was, as of the Effective Time (each as defined in the Merger Agreement), converted into the right to receive an amount in cash equal to the product of (a) the number of “net shares” of Caesars Common Stock applicable to such vested CEC stock option (after taking into account the exercise price applicable to such option) and (b) the Cash Election Consideration and was cancelled as of the Effective Time.

Each option to acquire Caesars Common Stock that had not been cancelled and was outstanding as of immediately prior to the Effective Time (each, a “Continuing Caesars Stock Option”) (a) ceased to represent an option or right to acquire shares of Caesars Common Stock and (b) was converted into an option or right to purchase shares of ERI Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time. The number of shares, the exercise price per share of ERI Common Stock, and any other rights of a holder of a converted Continuing Caesars Stock Option were determined based on a formula set forth in the Merger Agreement intended to preserve the intrinsic value of such Continuing Caesars Stock Option.

Performance Based Units (“PSUs”): Each performance stock unit of CEC that vests based on CEC’s level of EBITDA or adjusted EBITDA, as measured over the applicable performance period that was outstanding as of immediately prior to the Effective Time (each, a “CEC EBITDA PSU”) was, as of the Effective Time, converted into the right to receive the Cash Election Consideration. The number of CEC EBITDA PSUs were based on actual performance achieved (measured through the end of the month immediately prior to the Effective Time, as proportionately extrapolated through the remainder of the applicable performance period), with respect to CEC EBITDA PSUs that were eligible to vest in respect of the year in which the Closing occurred, and will be based on target level achievement with respect to CEC EBITDA PSUs eligible to vest in respect of full performance periods commencing after the closing date of the Merger.

Restricted Stock Units (“RSU”) and Market-Based PSUs: Each (1) restricted stock unit of CEC that vests solely based on the passage of time that was outstanding as of immediately prior to the Effective Time (each, a “CEC Time-Based RSU”) and (2) performance stock unit of CEC that is eligible to vest in respect of performance conditions that are based on stock or market price that was outstanding as of immediately prior to the Effective Time (each, a “CEC Market-Based PSU”), as of the Effective Time, (a) was converted into a number of time-based restricted stock units or market-based performance stock units, as applicable, in respect of shares of ERI Common Stock in an amount equal to a number of shares of ERI Common Stock equal to (i) the Per Share Amount (as defined in the Merger Agreement) divided by (ii) the ERI Common Stock volume weighted average price (“VWAP”) for a 10 trading day period, starting with the opening of trading on the 11th trading day prior to the closing date of the Merger to the closing of trading on the 2nd to last trading day prior to the closing date of the Merger, as reported by Bloomberg Finance L.P. (with aggregated fractional shares rounded to the nearest whole share), and (b) remains subject to the same terms and conditions as were applicable to such CEC Time-Based RSU and CEC Market-Based PSU immediately prior to the Effective Time. The stock or market-based goals applicable to the CEC Market-Based PSUs that convert into market-based performance stock units in respect of shares of ERI were adjusted accordingly.

Any payments made in connection with the foregoing are subject to applicable taxes and withholdings.

VICI Transactions

In connection with the closing of the Merger on July 20, 2020, ERI consummated a series of transactions with VICI (collectively, the “VICI Master Transaction”) in accordance with the Master Transaction Agreement entered on June 24, 2019 and the Purchase and Sale Agreements entered on September 26, 2019. ERI consummated the sale and leaseback transactions related to Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Resort Atlantic City, including the Harrah’s Atlantic City Waterfront Conference Center, for approximately $1.82 billion of net proceeds (collectively, the “VICI Sale and Leaseback Transactions”). Additionally, ERI received a one-time payment from VICI of approximately $1.38 billion for amendments to the VICI lease agreements. The Caesars Palace Las Vegas (“CPLV”) Lease with VICI was amended to include Harrah’s Las Vegas (“HLV”) under the CPLV lease and increased HLV’s annual rent by $15 million and CPLV’s annual rent by $84 million. In addition, Harrah’s New Orleans, Harrah’s Laughlin, Harrah’s Resort Atlantic City and the Harrah’s Atlantic City Waterfront Conference Center were added to the Non-CPLV lease with VICI, with an increase in total aggregate annual rent for these properties of $154 million. The CPLV, Non-CPLV and Joliet lease agreements, as well as the Golf Course Use Agreement, dated as of October 6, 2017 (as amended, the “Golf Course Use Agreement”) were extended such that there will be 15 years remaining until the expiration of the applicable initial term. Caesars Resort Collection, LLC (“CRC”), a subsidiary of CEC, also entered into a put-call agreement pursuant to which CRC may require VICI or its applicable affiliate to purchase and lease back (as lessor) to ERI or its applicable affiliate(s) the real estate components of the gaming and racetrack facilities of Hoosier Park Racing & Casino (“Hoosier Park”) and Indiana Grand Racing & Casino (“Indiana Grand”) and VICI or its applicable affiliate may require CRC to sell to VICI or its affiliate(s) and lease back (as lessee) the real estate components of such gaming and racetrack facilities.

On June 15, 2020, ERI entered into a non-binding letter of intent with VICI to borrow a new 5-year, $400 million mortgage loan (the “Convention Center Mortgage Loan”) and sell to VICI approximately 23 acres of land in the vicinity of, or adjacent to, The LINQ, Bally’s Paris and Planet Hollywood in Las Vegas, Nevada and commonly known as the Eastside Land (the “Eastside Land Sale”). The Convention Center Mortgage Loan and the Eastside Land Sale are expected to close concurrently and are subject to customary closing conditions, including completion of due diligence, and negotiation of definitive documents and receipt of regulatory approvals. These transactions are expected to close in the third quarter of 2020.

The various transactions described under the heading “VICI Transactions” are collectively referred to herein as the “VICI Transactions.”

ERI Financing Transactions

Debt Financing

On July 6, 2020, a wholly-owned subsidiary of ERI issued $3.4 billion aggregate principal amount of 6.250% Senior Secured Notes due 2025 (the “ERI Senior Secured Notes”) and $1.8 billion aggregate principal amount of 8.125% Senior Notes due 2027 (the “ERI Senior Unsecured Notes”). ERI assumed the obligations under the ERI Senior Secured Notes and ERI Senior Unsecured Notes upon consummation of the Merger. In addition, CRC issued $1.0 billion aggregate principal amount of 5.750% Senior Secured Notes due 2025 (the “CRC Secured Notes”).

On July 20, 2020, in connection with the closing of the Merger, ERI entered into a new credit agreement which provides a five-year senior secured revolving credit facility for an aggregate principal amount of $1.0 billion (the “ERI Revolving Credit Facility”) and an additional revolving credit facility commitment under the ERI Revolving Credit Facility in an aggregate principal amount equal to $185 million, and CRC entered into an incremental agreement to its existing credit agreement dated as of December 22, 2017 for an aggregate principal amount of $1.8 billion of incremental term loan (the “CRC Term Loan B”) and an additional $25 million of revolving credit facility commitments. The additional capacities of $185 million under the ERI Revolving Credit Facility and $25 million under the existing CRC revolving credit facility are subject to approval from certain gaming authorities which ERI expects to receive in the third quarter of 2020. In addition, the borrowing capacity and obligations under CRC’s existing $1.0 billion revolving credit facility remained undrawn following the consummation of the Merger.

A portion of the proceeds from these arrangements, as well as cash on hand of ERI and CEC, was used (a) to fund a portion of the cash consideration of the Merger, (b) to prepay in full the loans outstanding and terminate all commitments under ERI’s existing Credit Agreement, dated as of April 17, 2017, (c) to satisfy and discharge the ERI’s 6% Senior Notes due 2025, the Senior Notes due 2026, and the 7% Senior Notes due 2023, (d) to repay $975 million of the outstanding amount under CRC’s existing revolving credit facility, (e) to repay in full the loans outstanding and terminate all commitments under the CEOC, LLC Credit Agreement, dated as of October 6, 2017, (f) to pay fees and expenses related to the financing arrangements, and (g) for general corporate use.

ERI has assumed that the paydown of ERI’s and CEC’s existing debt will be accounted for as a debt extinguishment. ERI is continuing to evaluate the appropriate presentation and accounting for debt modification applicable to the debt financing in accordance with ASC Topic 470-50, “Debt Modifications and Extinguishments”.

The various transactions described under the heading “Debt Financing” are collectively referred to herein as the “Debt Financing.”

New Equity Financing

On June 19, 2020, ERI completed the public offering (the “ERI Common Stock Offering”) of 20,700,000 shares (including the shares sold pursuant to the underwriters’ overallotment option) of ERI Common Stock, at an offering price of $39.00 per share, which provided $773 million of proceeds, net of fees and expenses of $34 million.

ERI Dispositions

Twin River Management Group, Inc. (“Twin River”)

On July 10, 2019, ERI entered into definitive agreements to sell the equity interests of Rainbow Casino Vicksburg Partnership, L.P. and IOC-Kansas City, L.L.C., the entities that hold Kansas City and Vicksburg, to Twin River (the “Kansas City and Vicksburg Sale”) for approximately $230 million, subject to a working capital adjustment. The sale of the equity interests closed on July 1, 2020.

On April 24, 2020, ERI entered into a definitive purchase agreement with Twin River to sell the equity interests of Eldorado Casino Shreveport Joint Venture and Columbia Properties Tahoe, LLC (the “Shreveport and MontBleu Sale”) for approximately $155 million, subject to a working capital adjustment.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the first quarter of 2021.

Century Casinos, Inc. and VICI Properties, Inc.

On June 17, 2019, ERI entered into definitive agreements to sell the real property relating to Mountaineer, Cape Girardeau, and Caruthersville to VICI for approximately $278 million and, immediately following the consummation of the sale such real property, sell all of the outstanding equity interests of Mountaineer Park, Inc., IOC-Caruthersville, LLC and IOC-Cape Girardeau, LLC to Century Casinos, Inc. (the “Century Sale”) for approximately $107 million. The Century Sale closed on December 6, 2019 for aggregate consideration of $385 million and resulted in a gain on sale of $1.4 million, net of fees, final working capital adjustments, and taxes.

Churchill Downs Incorporated

On February 28, 2018, ERI entered into definitive agreements to sell substantially all of the assets and liabilities of Presque Isle Downs & Casino (“Presque Isle Downs”) to Churchill Downs Incorporated (“CDI”). Under the terms of the agreements, CDI agreed to purchase Presque Isle Downs for approximately $179 million (the “Presque Isle Downs Sale”).

On August 10, 2018, ERI entered into a definitive agreement to sell substantially all of the assets and liabilities of Lady Luck Casino Nemacolin (“Nemacolin”) to CDI (the “Nemacolin Sale” and together with the Shreveport and MontBleu Sale, the Kansas City and Vicksburg Sale, the Century Sale and the Presque Isle Downs Sale, the “ERI Dispositions”). Under the terms of the agreement, CDI agreed to purchase Nemacolin for approximately $100,000, subject to a customary working capital adjustment. As a result of the agreement to sell Nemacolin, an impairment charge of $4 million was recorded in the third quarter of 2018 due to the carrying value of the net property and equipment being sold exceeding the estimated net sales proceeds.

The Presque Isle Downs Sale closed on January 11, 2019 resulting in a gain on sale of $22 million, net of final working capital adjustments, for the year ended December 31, 2019. The sale of Nemacolin closed on March 8, 2019 resulting in a gain on sale of $100,000, net of final working capital adjustments, for the year ended December 31, 2019.

Harrah’s Louisiana Downs Casino, Racing & Entertainment

On September 3, 2020, the Company and VICI announced definitive agreements to sell Harrah’s Louisiana Downs Casino, Racing & Entertainment to Rubico Acquisition Corp. for $22.0 million. The proceeds will be split $5.5 million to VICI and $16.5 million to the Company subject to customary adjustments for cash and net working capital. The annual base rent payments under the Non-CPLV Lease with VICI will remain unchanged.

This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Other Regulatory Required Dispositions

In connection with the review of the Merger, the Indiana Gaming Commission determined on July 16, 2020 that the combined company will be required to divest three properties within the state of Indiana. As a result, ERI plans to enter into agreements to divest Tropicana Evansville, as well as two additional properties that ERI acquired as a result of the Merger, prior to December 31, 2020. These future transactions are not reflected in the Unaudited Pro Forma Financial Statements as no agreements have been entered into and no terms are available.

CEC Dispositions

Emerald Resort & Casino, South Africa Disposition

CEC entered into an initial agreement to sell Emerald Resort & Casino in May 2019, in which CEC owns a 70% interest while the remaining 30% is owned by local minority partners. The original agreement expired during 2020, and CEC began negotiations for a revised sales price. The negotiations were affected by the COVID-19 public health emergency. As a result, CEC has recorded a corresponding valuation allowance of $9 million related to the assets held for sale. This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Bally’s Atlantic City Hotel & Casino

In April 2020, subsidiaries of CEC and VICI, as lessor of the Bally’s Atlantic City real property, entered into agreements to sell the operations of Bally’s Atlantic City (excluding Wild Wild West) and the real property on which it is located to Twin River for approximately $25 million (“Bally’s Atlantic City Sale”), which CEC expects to close in the fourth quarter of 2020, subject to regulatory approvals and other closing conditions. CEC or its affiliates are expected to receive approximately $6.0 million from the sale and VICI or its affiliates are expected to receive approximately $19.0 million from the sale. In connection with such transaction, Bally’s Atlantic City (excluding Wild Wild West) will be removed from the Non-CPLV Lease, however the annual rent payments under the Non-CPLV Lease will remain unchanged.

CEC recorded a net impairment charge of $33 million to property and equipment during the three months ended March 31, 2020. The Bally’s Atlantic City Sale is subject to regulatory approvals and other closing conditions. This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Harrah’s Reno Hotel and Casino

On December 31, 2019, and as amended on May 29, 2020, subsidiaries of CEC and VICI entered into definitive agreements to sell Harrah’s Reno to an affiliate of CAI Investments for approximately $41.5 million, subject to adjustments as described therein. The purchase price shall be split 75% to VICI and 25% to CEC (or their applicable affiliates). In connection with such transaction, Harrah’s Reno will be removed from the Non-CPLV Lease, however the annual rent payments under the Non-CPLV Lease will remain unchanged.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the fourth quarter of 2020.

This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Rio All-Suite Hotel & Casino Disposition

On December 5, 2019, Rio Properties, LLC (“Rio Properties”), a subsidiary of CEC, completed the sale of certain assets of the Rio All-Suite Hotel & Casino to an affiliate of Dreamscape Companies (“Dreamscape”) for $516 million including certain fees, expenses and seller financing, under the Purchase and Sale Agreement and Joint Escrow Instructions, dated September 20, 2019, by and between Rio Properties and Dreamscape. Pursuant to the purchase agreement, Rio Properties and Dreamscape entered into the form lease agreement (the “Lease”), under which Rio Properties has leased the property from Dreamscape for an initial term of two years at an initial annual rent amount of approximately $45 million and will continue to operate the property subject to the terms and conditions of the Lease. Dreamscape will have a one-time renewal option to extend the term of the Lease for up to an additional twelve months for a maximum fee of approximately $7 million.

In connection with the completion of the sale, CEC provided $40 million of seller financing at a 9% interest rate to Dreamscape that is due in two years unless extended for an additional year.

The transactions described under the heading “—Rio All-Suite Hotel & Casino Disposition” are collectively referred to herein as the “Rio Disposition.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2020

(Dollars in Millions)

	Historical		Pro Forma
	As of March 31, 2020		As of March 31, 2020				As of March 31, 2020
	ERI	Caesars	ERI Dispositions (Note 3(p))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$672	$2,677	$354	$—	$(1,041	)(a)	$2,662
Restricted cash and investments	8	119	—	—	—		127
Marketable securities	31	—	—	—	—		31
Accounts receivable, net	44	389	—	(24)	—		409
Due from affiliates	1	54	—	—	—		55
Inventories	17	34	—	—	—		51
Income taxes receivable	—	—	—	24	—		24
Prepaid expenses	28	182	—	(4)	—		206
Assets held for sale	442	29	(442)	—	—		29

Total current assets	1,243	3,484	(88)	(4)	(1,041)		3,594
Investment in and advances to unconsolidated affiliates	136	—	—	24	—		160
Property and equipment, net	2,455	14,836	—	—	(1,252	)(b)	16,039
Gaming licenses and other intangibles, net	1,063	2,772	—	—	977	(c)	4,812
Goodwill	810	4,011	—	—	4,675	(d)	9,496
Right-of-use assets	130	—	—	531	—		661
Other assets, net	54	865	—	(541)	62	(e),(i)	440
Restricted cash	—	10	—	(10)	400	(a)	400
Deferred income taxes	—	2	—	—	—		2

Total assets	$5,891	$25,980	$(88)	$—	$3,821		$35,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$246	$876	$—	$—	$(809	)(e)	$313
Accounts payable	47	373	—	—	—		420
Accrued property, gaming and other taxes	30	—	—	137	—		167
Accrued payroll and related	65	—	(2)	440	—		503
Accrued interest	35	137	—	—	(66	)(e)	106
Income tax payable	45	—	—	2	—		47
Short-term lease obligation	14	—	—	63	—		77
Accrued other liabilities	157	1,229	—	(613)	(128	)(f),(g),(i),(j)	645
Contract liabilities	—	153	—	12	—		165
Current portion of financing obligations	—	24	—	—	(24	)(g)	—
Liabilities related to assets held for sale	132	—	(132)	5	—		5

Total current liabilities	771	2,792	(134)	46	(1,027)		2,448
Long-term financing obligations	973	10,096	—	—	1,362	(g), (h), (l)	12,431
Long-term debt, less current portion	2,781	8,793	—	—	2,205	(e)	13,779
Deferred income taxes	158	598	—	—	475	(k)	1,231
Long-term lease obligation	99	—	—	525	—		624
Other long-term liabilities	169	1,370	—	(571)	(448	)(e), (h), (l)	520

Total liabilities	4,951	23,649	(134)	—	2,567		31,033

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—		—

STOCKHOLDERS’ EQUITY:
Common stock	—	7	—	—	(7	)(m)	—
Paid-in capital	758	14,273	—	—	(10,473	)(m),(n)	4,558
Retained earnings/(accumulated deficit)	191	(11,383)	46	—	11,094	(o)	(52)
Treasury stock	(9)	(513)	—	—	513	(m)	(9)
Accumulated other comprehensive loss	—	(127)	—	—	127	(m)	—

Total stockholders’ equity	940	2,257	46	—	1,254		4,497

Noncontrolling interests	—	74	—	—	—		74

Total liabilities and stockholders’ equity	$5,891	$25,980	$(88)	$—	$3,821		$35,604

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2019

(Dollars in Millions, Except Share and Per Share Data)

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2019		Fiscal Year Ended December 31, 2019				Fiscal Year Ended December 31, 2019
	ERI (adjusted for disposition of Presque Isle Downs, Nemacolin and Century (Note 3(t))	Caesars (adjusted for disposition of Rio (Note 3(u))	ERI Dispositions (Note 3(p))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino and pari-mutuel commissions	$1,625	$4,448	$(172)	$—	$—		$5,901
Food and beverage	287	1,618	(35)	(5)	—		1,865
Hotel	292	1,581	(27)	—	—		1,846
Other	113	824	(7)	5	—		935
Management fees	—	59	—	—	—		59
Reimbursed management costs	—	212	—	—	—		212

Net revenues	2,317	8,742	(241)	—	—		10,818
EXPENSES:
Casino and pari-mutuel commissions	697	2,511	(73)	72	—		3,207
Food and beverage	228	1,113	(25)	(7)	—		1,309
Hotel	96	486	(6)	—	—		576
Other	44	136	(4)	(98)	—		78
Marketing and promotions	122	—	(12)	(110)	—		—
General and administrative	442	—	(56)	(386)	—		—
Corporate	66	295	—	—	19	(q)	380
Impairment charges	1	—	—	468	—		469
Depreciation and amortization	214	1,009	(16)	—	73	(b), (c)	1,280
Property, general, administrative, and other	—	1,927	—	471	(4	) (i), (q)	2,394
Reimbursable management costs	—	212	—	—	—		212
Impairment of goodwill	—	27	—	(27)	—		—
Impairment of tangible and other intangible assets	—	441	—	(441)	—		—

Total operating expenses	1,910	8,157	(192)	(58)	88		9,905
Gain (loss) on sale of disposal of property and equipment	50	—	—	(12)	—		38
Transaction expenses	(85)	—	—	(46)	107	(r)	(24)
Income (loss) of unconsolidated affiliates	(2)	—	—	(1)	—		(3)

OPERATING INCOME	370	585	(49)	(1)	19		924
OTHER INCOME (EXPENSE):
Interest expense, net	(286)	(1,367)	—	17	(596	) (e)	(2,232)
Loss on early retirement of debt, net	(8)	—	—	(16)	—		(24)
Unrealized gain on restricted investments	9	—	—	—	—		9
Other income (loss)	—	(587)	—	—	620	(e)	33

Total other expense	(285)	(1,954)	—	1	24		(2,214)

NET INCOME (LOSS) BEFORE INCOME TAXES	85	(1,369)	(49)	—	43		(1,290)
(Provision) benefit for income taxes	(11)	148	9	—	(10	)(s)	136

Net income (loss)	74	(1,221)	(40)	—	33		(1,154)
Net loss attributable to noncontrolling interests	—	3	—	—	—		3

Net income/(loss) attributable to ERI/Caesars	$74	$(1,218)	$(40)	$—	$33		$(1,151)

Net income/(loss) per share of Common Stock:
Basic	$1.04						$ (6.53	)(v)
Diluted	$1.03						$ (6.53	)(v)
Weighted Average Basic Shares Outstanding	77,677,265						176,291,227	(v)
Weighted Average Diluted Shares Outstanding	78,593,819						176,291,227	(v)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

THREE MONTHS ENDED MARCH 31, 2020

(Dollars in Millions, Except Share and Per Share Data)

	Historical		Pro Forma
	Three Months Ended March 31, 2020		Three Months Ended March 31, 2020				Three Months Ended March 31, 2020
	ERI	Caesars	ERI Dispositions (Note 3(p))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino and pari-mutuel commissions	$340	$958	$(36)	$—	$—		$1,262
Food and beverage	56	330	(7)	(1)	—		378
Hotel	48	317	(5)	—	—		360
Other	29	163	(1)	1	—		192
Management fees	—	9	—	—	—		9
Reimbursed management costs	—	51	—	—	—		51

Net revenues	473	1,828	(49)	—	—		2,252
EXPENSES:
Casino and pari-mutuel commissions	159	590	(18)	14	—		745
Food and beverage	53	258	(6)	(2)	—		303
Hotel	22	115	(2)	—	—		135
Other	9	21	(1)	(14)	—		15
Marketing and promotions	25	—	(2)	(23)	—		—
General and administrative	92	—	(12)	(80)	—		—
Corporate	17	50	—	—	3	(q)	70
Impairment charges	161	—	(46)	65	—		180
Depreciation and amortization	50	256	(1)	—	17	(b), (c)	322
Property, general, administrative, and other	—	488	—	98	(1	) (i), (q)	585
Reimbursable management costs	—	51	—	—	—		51
Impairment of goodwill	—	—	—	—	—		—
Impairment of tangible and other intangible assets	—	65	—	(65)	—		—

Total operating expenses	588	1,894	(88)	(7)	19		2,406
Gain (loss) on sale of disposal of property and equipment	1	—	—	—	—		1
Transaction expenses	(9)	—	—	(6)	13	(r)	(2)
Income (loss) of unconsolidated affiliates	—	—	—	(2)	—		(2)

OPERATING INCOME	(123)	(66)	39	(1)	(6)		(157)
OTHER INCOME (EXPENSE):
Interest expense, net	(66)	(333)	—	6	(136	) (e)	(529)
Loss on early retirement of debt, net	—	—	—	(5)	—		(5)
Unrealized gain on restricted investments	(23)	—	—	—	—		(23)
Other income (loss)	—	641	—	—	(636	) (e)	5

Total other expense	(89)	308	—	1	(772)		(552)

NET INCOME (LOSS) BEFORE INCOME TAXES	(212)	242	39	—	(778)		(709)
(Provision) benefit for income taxes	37	(54)	(5)	—	179	(s)	157

Net income (loss)	(175)	188	34	—	(599)		(552)
Net loss attributable to noncontrolling interests	—	1	—	—	—		1

Net income/(loss) attributable to ERI/Caesars	$(175)	$189	$34	$—	$(599)		$(551)

Net income/(loss) per share of Common Stock:
Basic	$(2.25)						$(3.12	) (v)
Diluted	$(2.25)						$(3.12	) (v)
Weighted Average Basic Shares Outstanding	77,954,038						176,568,000	(v)
Weighted Average Diluted Shares Outstanding	77,954,038						176,568,000	(v)

Note 1—Basis of presentation

The Unaudited Pro Forma Financial Statements present the pro forma effects of the following transactions:

•	The Merger;

•	The VICI Transactions;

•	ERI Financing Transactions;

•	ERI Dispositions; and

•	Rio Disposition.

The Unaudited Pro Forma Financial Statements are prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI and CEC is presented in accordance with GAAP.

The Unaudited Pro Forma Balance Sheet as of March 31, 2020 was prepared using the historical unaudited consolidated balance sheets of ERI and CEC as of March 31, 2020 and shows the combined financial position of ERI and CEC as if the Merger, the VICI Transactions, the ERI Financing Transactions, and the ERI Dispositions (excluding the Presque Isle Downs Sale, the Nemacolin Sale and the Century Sale which closed on January 11, 2019, March 8, 2019 and December 6, 2019, respectively) had occurred on March 31, 2020.

The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2020 give effect to the Merger, the VICI Transactions, the ERI Financing Transactions, and the ERI Dispositions (excluding the Presque Isle Downs Sale, the Nemacolin Sale and the Century Sale which closed on January 11, 2019, March 8, 2019 and December 6, 2019, respectively) as if they had occurred on January 1, 2019 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2019 give effect to the Merger, the VICI Transactions, the ERI Financing Transactions, the ERI Dispositions, and the Rio Disposition as if they had occurred on January 1, 2019 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

ERI’s historical financial and operating data the year ended December 31, 2019 and the three months ended March 31, 2020 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2019 and from its unaudited consolidated financial statements for the three months ended March 31, 2020. The historical financial and operating data for CEC for the year ended December 31, 2019 and the three months ended March 31, 2020 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2019 and from its unaudited consolidated financial statements for the three months ended March 31, 2020.

Certain reclassifications have been made to the historical financial statements of ERI and CEC to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, with ERI treated as the accounting acquirer of the Merger and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Statements.

Note 2—Calculation of purchase consideration

The total purchase consideration for the purpose of the Unaudited Pro Forma Financial Statements is $10,874 million.

Purchase Consideration calculation

Purchase Consideration calculation (dollars in millions, except shares and per share data)	Shares	Per Share
Cash for outstanding Caesars’ common stock(i)			$6,090
Shares of ERI’s common stock for outstanding Caesars’ common stock(ii)	62,261,487	$38.24	2,381
Cash paid by ERI to retire Caesars’ debt			2,357
Cash paid by ERI for transaction costs on behalf of Caesars			19
Cash paid for Caesars’ vested equity awards(iii)			11
Replacement equity awards for Caesars’ equity awards(iv)			16

Purchase consideration			$10,874

(i)

The cash consideration paid by ERI for outstanding shares of Caesars Common Stock is an amount equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 for each day from March 25, 2020 until July 20, 2020, multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 692,563,813 (number of outstanding Caesars Common Stock as of July 20, 2020 which includes the Escrow Trust Shares (as defined in the Merger Agreement)) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under CEC stock plans or conversion of the Convertible Notes.

(ii)	The stock consideration paid by ERI for outstanding shares of Caesars Common Stock was a number of shares of ERI Common Stock equal to (A) 0.0899 multiplied by (B) the Aggregate Caesars Share Amount.

For pro forma purposes, the fair value of consideration given and thus the purchase price was determined based upon the $38.24 closing stock price per share of ERI Common Stock as of July 20, 2020.

(iii)	Cash consideration for the settlement of outstanding vested stock options and performance stock units held by CEC’s employees which were canceled and paid out at the time of closing.
(iv)

Consideration for replacement of CEC’s outstanding equity awards. As discussed above, certain of CEC’s outstanding equity awards were replaced by ERI’s equity awards with similar terms. A portion of the fair value of ERI’s equity awards issued represents consideration transferred, while a portion represents future compensation expense based on the vesting terms of the equity awards.

Preliminary purchase price accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of CEC are recorded at the acquisition date fair values. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2020 and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of CEC, with the excess recorded as goodwill (dollars in millions):

Current and other assets	$3,479
Property and equipment	13,688
Goodwill	8,686
Intangible assets(i)	3,749
Other noncurrent assets	927

Total assets	30,529
Current liabilities	(1,822)
Deferred income taxes(ii)	(1,103)
Other noncurrent liabilities(iii)	(16,656)

Total liabilities	(19,581)
Non-controlling interest	(74)

Net assets acquired	$10,874

(i)	Intangible assets consist of trademarks (including Caesars Rewards), player relationships, gaming licenses and other.
(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, financing obligations, and assumed debt.
(iii)	Other noncurrent liabilities consist of long-term financing obligations of $8,250 million, long-term debt of $6,624 million, and other long-term liabilities of $1,782 million.

Note 3—Unaudited pro forma financial statements transaction adjustments

a)	The following table illustrates the pro forma adjustments of $(1,041) million to cash and cash equivalents as of March 31, 2020 (dollars in millions):

March 31, 2020
Cash proceeds of new debt	$7,775
Cash proceeds from ERI Common Stock Offering	773
Cash consideration paid(i)	(6,120)
Repayment of ERI debt	(2,944)
Repayment of Caesars debt	(2,357)
Settlement of Caesars Convertible Notes(ii)	(1,314)
Transaction costs	(136)
Cash paid to settle Caesars’ equity awards	(10)
Cash paid for Caesars’ new long-term incentive awards	(15)
New Jersey CAPEX escrow payment(iii)	(400)
Cash proceeds from VICI Master Transaction	3,203
Cash proceeds from Convention Center Mortgage Loan(iv)	400
Cash proceeds from Eastside Land Sale(iv)	104

Net cash outflow	$(1,041)

(i)

Cash consideration paid of $6,120 million reflects $6,090 million paid to shareholders, $11 million paid to settle CEC’s vested equity awards, and $19 million paid to PJT Partners for CEC’s advisory services.

(ii)

Represents the cash payment of approximately $1,314 million to settle the Convertible Notes that were assumed in connection with the Merger. The Convertible Notes were convertible into the weighted average of the number of shares of ERI Common Stock and amount of cash actually received per share by holder of common stock of CEC that made elections for consideration in the Merger (as described in Note 3(e) below).

(iii)	Represents funding of $400 million to escrow as of the closing of the Merger to utilize those funds in accordance with a three-year capital expenditure plan in the state of New Jersey.
(iv)	Represents proceeds of $400 million from the Convention Center Mortgage Loan and sale proceeds of $104 million from the Eastside Land Sale.

b)

Represents the carrying value of the land parcels sold in connection with the Eastside Land Sale and the estimated adjustment to step down CEC’s property, plant and equipment (“PP&E”) to a fair value of approximately $13,688 million, which is a decrease of approximately $(1,148) million from the historical carrying values. The fair value estimates are preliminary and subject to change.

For the properties not subject to a prior sale and leaseback transaction with VICI, the fair value of the real property was estimated using an income approach, with consideration to market inputs such as a market rent coverage ratio and capitalization rates. The fair value of the land was determined using the market approach, which includes comparing the site to be valued to sales comparables. The fair value of the buildings and site improvements were determined by using the overall property value utilizing the income approach and deducting the concluded land and site improvement value. A trended cost approach was utilized as secondary support.

Substantially concurrent with the consummation of the Merger and pursuant to the VICI Master Transaction, the sale and leaseback transactions related to Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City were consummated and the CPLV Lease, the Non-CPLV Lease and the Joliet were amended.

The real estate assets that were sold to VICI and leased back by ERI were first adjusted to fair value as part of the preliminary purchase price accounting for the Merger. The land and building components did not qualify for sale treatment and remain recorded as property and equipment.

CEC’s pre-existing failed sale and leaseback real estate assets were first adjusted to fair value as part of the preliminary purchase price accounting for the Merger. The fair values of the assets were estimated based on a preliminary valuation analysis and net book values. (See Note 3(g) for the related financing lease liabilities).

The personal property and construction in progress were recorded at net book value as of March 31, 2020.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to CEC’s PP&E by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate historical depreciation related to PP&E	$(238)	$(949)
To record new depreciation expense related to the fair value adjustments to PP&E	265	1,058

Total adjustments to depreciation of PP&E	$27	$109

c)

Represents the estimated adjustment to step up CEC’s intangible assets to a fair value of approximately $3,749 million, an increase of approximately $977 million from CEC’s historical carrying value. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the Unaudited Pro Forma Financial Statements consist of the following (dollars in millions):

	Fair value	Useful life
Caesars trademark	$2,153	Indefinite
Caesars Rewards	552	Indefinite
Gaming licenses	698	Indefinite
Player relationships	346	10

Total value of intangible assets	$3,749

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology. Gaming licenses are only recognized in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the gaming license intangible asset, which is net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenues, gaming operating expenses, general and administrative expenses, and tax expense. A floor value for each gaming rights asset was set based on the estimated cost associated with replacing a gaming rights license. If the excess earnings method produced a value less than the replacement cost value for a specific market, the replacement cost value of the asset was employed. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC Topic No. 350, Intangibles-Goodwill and Other, which requires ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. CEC currently has licenses in New Jersey, Missouri, Mississippi, Nevada, Kentucky, Illinois, Indiana, Pennsylvania, Iowa, and Louisiana. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Trademarks, including Caesars Rewards, are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and records the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense. ERI has preliminarily assigned an indefinite useful life to the trademarks.

Player relationships were valued using the incremental cash flow method under the income approach. The incremental cash flow method is used to estimate the fair value of an intangible asset based on a residual cash flow notion. This method measures the benefits (e.g., cash flows) derived from ownership of an acquired intangible asset as if it were in place, as compared to the acquirer’s expected cash flows as if the intangible asset were not in place (i.e., with-and-without). The residual or net cash flows of the two models is ascribable to the intangible asset. ERI has preliminarily assigned a 10-year life to player relationships.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate historical amortization related to intangible assets	$(18)	$(71)
To record new amortization expense related to the fair value adjustments to intangible assets	8	35

Total adjustments to amortization of intangible assets	$(10)	$(36)

d)	The following table illustrates the pro forma adjustment of $4,675 million to goodwill (dollars in millions):

To eliminate historical goodwill	$(4,011)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Merger	8,686

Total adjustments to goodwill	$4,675

e)

Reflects adjustments to current and long-term debt for borrowings to fund the Merger net of aggregate reductions in long-term debt (including unamortized debt discounts or premiums and deferred financing costs). The adjustments to current and long-term debt are summarized as follows (dollars in millions):

New borrowings(i)	$8,000
Convention Center Mortgage Loan(ii)	400
Deferred financing costs(iii)	(207)
Fair value adjustments to assumed Caesars debt and Caesars Convertible Notes	(644)
Settlement of Caesars Convertible Notes(iv)	(1,023)
Repayments of existing long-term debt (net of unamortized deferred financing costs)	(5,064)
Repayment of accrued interest on long-term debt	(66)

Net increase in borrowings	1,396
Decrease to current portion of long-term debt	809

Increase to long-term debt	$2,205

(i)	Reflects actual borrowings as of July 20, 2020 to consummate the Combined Transactions.

Borrowings from CRC Secured Notes	$1,000
Borrowings from CRC Term Loan B	1,800
Borrowings from ERI Senior Unsecured Notes	1,800
Borrowings from ERI Senior Secured Notes	3,400

New borrowings	$8,000

(ii)	Reflects borrowings from VICI for the new 5-year, $400 million Convention Center Mortgage Loan.
(iii)

Represents deferred financing costs associated with the new borrowings of $8,000 million. Arrangement fees of $17 million relating to the $1,000 million senior secured revolving credit facility was capitalized to Other Assets, net.

(iv)

Reflects the assumption and the subsequent settlement of the Convertible Notes in connection with the Merger. As a result of the Merger, and pursuant to the Second Supplemental Indenture, the Convertible Notes are no longer convertible into shares of common stock, par value $0.01 per share, of CEC. Instead, for each share of Caesars Common Stock into which such Convertible Notes were convertible immediately prior to the Merger, such Convertible Notes will be convertible into the weighted average of the number of shares of ERI common stock and amount of cash actually received by holders of common stock of CEC that made elections for consideration in the Merger.

In addition, an adjustment to Other long-term liabilities of $308 million represents the elimination of the fair value of the derivative liability (bifurcated conversion feature of the Convertible Notes) upon the settlement of the Convertible Notes. Adjustment to Other income (loss) represents the elimination of the historical derivative marked-to-market change in fair value gain of $636 million and a loss of $620 million for the three months ended March 31, 2020 and year ended December 31, 2019, respectively.

The following table illustrates the pro forma adjustments to interest expense for the three months ended March 31, 2020 and the year ended December 31, 2019 (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
Interest expense on debt commitment financing	$(230)	$(916)
Interest expense on VICI financing obligations	(272)	(1,185)
Interest expense on Convention Center Mortgage Loan	(8)	(31)
Reversal of historical interest expense on VICI financing obligations	225	897
Reversal of ERI’s and Caesars’ historical interest expense and amortization of deferred financing cost	149	639

Total adjustments to interest expense, net	$(136)	$(596)

A sensitivity analysis on interest expense related to the new borrowings for the three months ended March 31, 2020 and for the year ended December 31, 2019 has been performed to assess the effect that a change of 12.5 basis points in respect of the hypothetical interest rate would have on the Debt Financing.

The following table shows the change in interest expense for the Debt Financing (dollars in millions):

Interest expense assuming	Three months ended March 31, 2020	Year ended December 31, 2019
Increase of 0.125%	$2	$10
Decrease of 0.125%	$(2)	$(10)

f)

Represents accrued retention bonuses of $15 million paid to CEC’s employees upon consummation of the Merger. The Unaudited Pro Forma Statement of Operations does not reflect these bonuses since they will not have a continuing impact on operations.

g)

Pursuant to the consummation of the VICI Master Transaction, ERI consummated the VICI Sale and Leaseback Transactions. The proceeds from such transactions reflected in the Unaudited Pro Forma Balance Sheet total $1,823 million.

Pursuant to the VICI Master Transaction, ERI amended the Non-CPLV Lease to, among other things, add the properties being sold and leased back pursuant to the VICI Sale and Leaseback Transactions, increase the annual rent thereunder by $154 million in the aggregate related to the new properties being sold and leased back, and extend the term of the Non-CPLV Lease so that following the amendment of the Non-CPLV Lease there will be 15 years remaining until the expiration of the initial term.

Pursuant to the VICI Master Transaction, ERI (i) amended the CPLV Lease with VICI for consideration of approximately $1,380 million to add the land and improvements constituting Harrah’s Las Vegas to the leased premises thereunder (and in connection therewith the existing stand-alone lease with VICI with respect to such land and improvements will be terminated), (ii) added (subject to certain adjustments) the rent payable with respect to Harrah’s Las Vegas under such existing stand-alone lease to the CPLV Lease and further increase the annual rent payable with respect to Harrah’s Las Vegas by approximately $15 million, (iii) increased the annual rent with respect to Caesars Palace Las Vegas by approximately $84 million and (iv) extended the term of the CPLV Lease so that following the amendment of the CPLV Lease there will be 15 years remaining until the expiration of the initial term. Furthermore, ERI amended the Joliet Lease to, among other things, extend the term of the Joliet Lease so that following the amendment of the Joliet Lease there will be 15 years remaining until the expiration of the initial term.

VICI Sale and Leaseback Transactions

Under the terms of the VICI Sale and Leaseback Transactions, ERI determined that the land and buildings did not qualify for sale and leaseback accounting. The building lease component meets the criteria for a finance lease since the lease term, including renewal terms reasonably certain of exercise, are considered to extend for a major part of the remaining economic life of the buildings. The land lease component meets the criteria for a finance lease since the minimum lease payments (utilizing the combined entity incremental borrowing rate of 9.5%) represents substantially all the underlying asset’s fair value. As such, a financing obligation was recognized, equal to the proceeds received for the land and buildings, and ERI retained the land and buildings on the balance sheet at their respective acquisition date fair values determined as part of purchase accounting. The proceeds reflected in the Unaudited Pro Forma Balance Sheet as a financing obligation totals $1,823 million. In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the financing obligation using the effective interest method. However, the financing obligations will not be reduced to less than the residual book value of the land and buildings as of the end of the lease term.

CPLV Lease, Non-CPLV Lease and Joliet Lease Amendments

The assets sold to VICI in connection with the pre-existing CPLV, Non-CPLV and Joliet leases were determined not to qualify for sale and leaseback accounting by CEC. As such, these pre-existing leases were previously accounted for as financing obligations and therefore assumed liabilities as part of purchase accounting. The acquired real estate assets and related financing obligations assumed as part of the pre-existing lease arrangements have been revalued at their respective acquisition date fair values as part of purchase accounting. The fair values of the financing obligations were determined at the net present value of the future fixed and estimated variable lease payments over the remaining estimated original lease term and the expected value of the leased real estate assets returned at the end of the use period using an estimated market discount rate of approximately 11.25%. The Unaudited Pro Forma Balance Sheet reflects a total fair value adjustment of the pre-existing financing obligations of ($2,015) million.

Upon the effectiveness of the CPLV Lease, Non-CPLV Lease and Joliet Lease amendments under the VICI Master Transaction, the financing obligations were revalued to reflect the incremental cash received of $1,380 million, the extended lease terms and the new rental payments. ERI determined that both the land and building lease components meet the criteria for a finance lease and therefore do not qualify for sale and leaseback accounting. In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the financing obligations using the effective interest method. However, the financing obligations will not be reduced to less than the net book value of the leased real estate assets as of the end of the lease term.

Together the VICI Sale and Leaseback Transactions and the CPLV Lease, Non-CPLV Lease and Joliet Lease amendments resulted in a total adjustment of $1,197 million to the financing obligation in the Unaudited Pro Forma Balance Sheet.

The pro forma future payments related to the financing obligations, as of March 31, 2020, are estimated as follows:

(in millions)	VICI Lease
Year 1	$1,058
Year 2	1,075
Year 3	1,095
Year 4	1,116
Year 5	1,116
Thereafter	44,294

Total future payments	49,754
Less amounts representing interest	(39,458)
Plus residual values	1,022

VICI financing obligations	$11,318

The following table sets forth the sensitivity of the financing obligations assuming a discount rate of 250 basis points greater than or less than the estimated market discount rate of 11.25%.

	Estimated discount rate	Financing obligations (in millions)
Increase of 2.5%	13.75%	$9,798
Decrease of 2.5%	8.75%	$13,568

The final value of the finance obligation liabilities, determined upon completion of ERI’s final evaluation of the assets and liabilities acquired in connection with the Merger, may differ materially from the pro forma amounts included herein. Further, any changes to the final fair value, discount rate, or assessment of renewal options, could change the sale and lease classification accounting conclusions presented in these Unaudited Pro Forma Financial Statements.

h)

Represents the preliminary estimate of the net fair value of $6 million of the put-call right agreement between VICI or an affiliate thereof and CEC over the real estate components of Hoosier Park and Indiana Grand. These fair value estimates are preliminary and subject to change.

i)

Represents obligations due under new legislation to the State of Louisiana and the City of New Orleans for gaming contract extension fees of $45 million upon execution of the sale of the real estate components of Harrah’s New Orleans to VICI. In addition to this upfront payment, annual recurring payments will be required to be paid to the State of Louisiana and the City of New Orleans under this new legislation. These annual payments will be reflected in the Unaudited Pro Forma Statement of Operations since these payments are recurring in nature. The total pro forma adjustments to Property, general administrative, and other for the three months ended March 31, 2020 and year ended December 31, 2019 totaled $3 million and $12 million, respectively.

j)

Represents the termination of certain property call right agreements between CEC and VICI and the removal of the related liability of $177 million as a result of the bilateral sales agreements entered into between CEC and VICI on the VICI Sale and Leaseback Transactions for the three Harrah’s properties sold in connection with the VICI Sale and Leaseback Transactions.

k)

Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation of approximately $475 million, primarily resulting from the acquisition date value of PP&E, intangibles, financing obligations, and assumed debt. Deferred taxes were established based on a blended federal and state statutory tax rate of 23% taking into account the estimated changes in CEC’s valuation allowances. This estimate of deferred tax is preliminary and is subject to change based on ERI’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

l)

Reflects the reclassification of the obligation under a Golf Course Use Agreement with VICI of $146 million from Other Long-term Liabilities to Long-term Financing Obligation as a result of the VICI Master Transaction.

m)	Reflects the elimination of CEC’s historical common stock, paid-in capital, treasury stock, and accumulated other comprehensive income.

n)

Reflects the net equity proceeds of $773 million from the ERI Common Stock Offering, $630 million related to the settlement of the Convertible Notes (as described in Note 3(e) above), and the stock consideration component of purchase consideration of which $2,381 million relates to stock consideration paid by ERI for outstanding shares of Caesars Common Stock and $16 million relates to stock consideration for replacement of CEC’s outstanding equity awards (as described in Note 2 above).

o)

ERI and CEC incurred transaction costs of approximately $132 million and $35 million, respectively, for a total of $167 million. Such costs consist primarily of legal, financial advisor, severance costs, gaming license transfer fees, accounting and consulting costs, and is shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the Unaudited Pro Forma Statement of Operations because they are non-recurring items that are directly related to the Merger. In addition to the transaction related costs, approximately $207 million of deferred financing costs were related to the Debt Financing and were capitalized and netted against debt balance as described in Note 3(e) above.

The following table illustrates the pro forma adjustments to ERI’s and CEC’s historical retained earnings (dollars in millions):

	ERI	CEC	Total
To record transaction costs	$(132)	$(35)	$(167)
To record cash paid to settle Caesars’ equity awards	(10)	—	(10)
To record repayment of historical ERI debt	(103)	—	(103)
Loss on settlement of Caesars Convertible Notes	—	(9)	(9)
To eliminate retained earnings after adjustments	—	11,383	11,383

Total adjustments to historical retained earnings	$(245)	$11,339	$11,094

p)

Column reflects pro forma adjustments related to the dispositions of MontBleu Casino Resort & Spa (“Montbleu”) and Eldorado Resort and Casino Shreveport (“Shreveport”) as part of the Shreveport and MontBleu Sale, and Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg as part of the Kansas City and Vicksburg Sale. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflect the elimination of assets and liabilities of these properties and net proceeds of $354 million, inclusive of $(30) million of fees, estimated working capital adjustments, and taxes. The estimated gain from the Shreveport and MontBleu Sale and the Kansas City and Vicksburg Sale total approximately $46 million and is reflected as an adjustment to retained earnings. The estimated gains and losses related to the dispositions have not been reflected in the Unaudited Pro Forma Statement of Operations as they are considered to be non-recurring in nature. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical revenues, expenses, and other income of these properties for the three months ended March 31, 2020 and year ended December 31, 2019. The adjustment also reflects the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.

q)

Represents the difference between CEC’s historical stock-based compensation expense and the estimated stock-based compensation expense related to replacement awards issued to continuing employees as part of the Merger Agreement. Under the terms of the Merger Agreement, continuing CEC performance stock options, CEC Time-Based RSUs and CEC Market-Based PSUs was replaced and converted into equity awards in respect of shares of ERI Common Stock. The following table illustrates the pro forma adjustments to stock-based compensation expense for the three months ended March 31, 2020 and year ended December 31, 2019 of $(1) million and $3 million, respectively (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate Caesars’ historical stock-based compensation expense—Corporate expense	$(4)	$(18)
To eliminate Caesars’ historical stock-based compensation expense—Property, general, administrative, and other	(4)	(16)
To record new stock-based compensation expense—Corporate expense	7	37

Total adjustments	$(1)	$3

r)

Reflects the elimination of transaction related costs incurred by ERI and CEC of $4 million and $9 million, respectively, for a total of $13 million, during the three months ended March 31, 2020, and $28 million and $79 million, respectively, for a total of $107 million, during the year ended December 31, 2019, as transaction related costs do not have a continuing effect on the combined company.

s)

Reflects the pro forma adjustment for the income tax effect of the historical income of CEC as a result of its acquisition by ERI, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Statement of Operations, a blended federal and state statutory tax rate of 23% for the three months ended March 31, 2020 and the year ended December 31, 2019 has been assumed for the pro forma adjustments.

t)

As described above, the sale of Presque Isle Downs closed on January 11, 2019, the sale of Nemacolin closed on March 8, 2019 and the sale of Century closed on December 6, 2019. The following tables discuss the pro forma adjustments to ERI’s historical financial statements related to these dispositions (dollars in millions):

	Historical				Pro Forma
	Fiscal Year Ended December 31, 2019	Period from January 1, 2019 to January 10, 2019	Period from January 1, 2019 to March 7, 2019	Period from January 1, 2019 to December 5, 2019	Fiscal Year Ended December 31, 2019
	ERI	Presque Isle Downs & Casino	Lady Luck Casino Nemacolin	Century Casinos	ERI (adjusted for disposition of Presque Isle Downs, Nemacolin and Century)
REVENUES:
Casino and pari-mutuel commissions	$1,808	$(2)	$(4)	$(177)	$1,625
Food and beverage	301	—	—	(14)	287
Hotel	300	—	—	(8)	292
Other	119	—	—	(6)	113

Net revenues	2,528	(2)	(4)	(205)	2,317
EXPENSES:
Casino and pari-mutuel commissions	802	(2)	(3)	(100)	697
Food and beverage	239	—	—	(11)	228
Hotel	99	—	—	(3)	96
Other	46	—	—	(2)	44
Marketing and promotions	129	—	—	(7)	122
General and administrative	477	—	(1)	(34)	442
Corporate	66	—	—	—	66
Impairment Charges	1	—	—	—	1
Depreciation and amortization	222	—	—	(8)	214

Total operating expenses	2,081	(2)	(4)	(165)	1,910
Gain (loss) on sale of disposal of property and equipment	50	—	—	—	50
Transaction expenses	(85)	—	—	—	(85)
Income (loss) from unconsolidated affiliates	(2)	—	—	—	(2)

Operating income (loss)	410	—	—	(40)	370
OTHER INCOME (EXPENSE):
Interest expense, net	(286)	—	—	—	(286)
Loss on early retirement of debt, net	(8)	—	—	—	(8)
Unrealized gain on restricted investment	9	—	—	—	9

Total other expense	(285)	—	—	—	(285)

NET INCOME (LOSS) BEFORE INCOME TAXES	125	—	—	(40)	85
(Provision) benefit for income taxes	(44)	—	—	33	(11)

NET INCOME (LOSS)	$81	$—	$—	$(7)	$74

u)

Column reflects pro forma adjustments related to the sale of certain assets of Rio Properties which closed on December 5, 2019. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical depreciation and amortization expenses related to the assets that were sold. The adjustment also reflects the annual straight-line rent expense of the property and interest income from the $40 million of seller financing. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated. The following tables discuss the pro forma adjustments to CEC’s historical financial statements related to the disposition (dollars in millions):

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2019	Period from January 1, 2019 to December 4, 2019	Fiscal Year Ended December 31, 2019
	Caesars	Rio	Caesars (adjusted for disposition of Rio)
REVENUES:
Casino	$4,448	$—	$4,448
Food and beverage	1,618	—	1,618
Room	1,581	—	1,581
Other revenue	824	—	824
Management fees	59	—	59
Reimbused management costs	212	—	212

Net revenues	8,742	—	8,742
EXPENSES:
Direct
Casino	2,511	—	2,511
Food and beverage	1,113	—	1,113
Rooms	486	—	486
Property, general, administrative, and other	1,882	45	1,927
Reimbusable management costs	212	—	212
Depreciation and amortization	1,021	(12)	1,009
Impairment of goodwill	27	—	27
Impairment of tangible and other intangible assets	441	—	441
Corporate expense	295	—	295
Other operating costs	136	—	136

Total operating expenses	8,124	33	8,157
Income from operations	618	(33)	585
Interest expense	(1,370)	3	(1,367)
Other income (loss)	(587)	—	(587)

Income/(loss) from continuing operations before income taxes	(1,339)	(30)	(1,369)
Income tax benefit/(provision)	141	7	148

Net income/(loss)	(1,198)	(23)	(1,221)
Net (income)/loss attributable to noncontrolling interests	3	—	3

Net income/(loss) attributable to Caesars	$(1,195)	$(23)	$(1,218)

v)

Represents the income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of ERI Common Stock in the Merger, as described in Note 1, assuming the shares were outstanding for the three months ended March 31, 2020 and the year ended December 31, 2019.

Pro Forma Basic Weighted Average Shares (shares in millions)	Three months ended March 31, 2020	Year ended December 31, 2019
Historical ERI weighted average shares outstanding	78	78
New ERI Common Stock Offering	21	21
Issuance of shares to Caesars common stock shareholders	62	62
Settlement of Caesars Convertible Notes	16	16

Pro forma weighted average shares (basic)	177	177

Pro Forma Basic Diluted Average Shares (shares in millions)	Three months ended March 31, 2020	Year ended December 31, 2019
Historical ERI weighted average shares outstanding	78	78
New ERI Common Stock Offering	21	21
Issuance of shares to Caesars common stock shareholders	62	62
Settlement of Caesars Convertible Notes	16	16
Issuance of ERI replacement award to Caesars equity award holders (i)	—	—

Pro forma weighted average shares (diluted)	177	177

(i)	Excluded from the computation of pro forma diluted weighted average shares as their effect would be anti-dilutive.

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of ERI and CEC to provide comparability and consistency for the post-combined company presentation.

Reclassifications were made between certain balance sheet accounts to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the companies.

Reclassifications were also made between expense line items, such as Property, general, administrative and other, marketing and promotions, and impairment charges.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change. Based on the preliminary analysis, ERI’s and CEC’s accounting policies are in alignment.